Exhibit 99.1

FOR IMMEDIATE RELEASE

Handleman Company:	Media Relations:

Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum,	Fred Marx
Sr. Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

HANDLEMAN COMPANY REPORTS SECOND QUARTER RESULTS

•	Revenues Up Over 9% From Last Year to $295 Million

•	Earnings Per Share From Continuing Operations of 38¢, Up From 33¢ Last Year

Troy, Michigan – November 23, 2004, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its second quarter of fiscal year 2005, which ended October 30, 2004.

Revenues for the second quarter of this year increased 9.4% to $295.3 million, compared to $269.9 million for the second quarter of last year. Net income was $8.2 million or $.36 per diluted share for the second quarter of this year, inclusive of a loss from discontinued operations of $0.5 million or $.02 per diluted share. Net income for the second quarter of last year was $9.9 million or $.40 per diluted share, which included income from discontinued operations of $1.7 million or $.07 per diluted share. Accordingly, income from continuing operations for the second quarter of this year was $8.6 million or $.38 per diluted share, compared to $8.2 million or $.33 per diluted share for the second quarter of last year.

The higher revenues for the second quarter of this year were attributable to increased revenues within the Company’s United States and Canadian operations. Revenues within the Company’s United Kingdom operation were in-line with the second quarter of last year.

Stephen Strome, the Company’s Chairman and CEO commented, “Revenues during the second quarter this year increased almost 10% compared to the same period last year. This was driven, in part, by higher consumer purchases of music in mass merchant retail stores, our primary customer base. As a result, mass merchant retailers continue to gain market share within the music industry. We expect this favorable trend to continue throughout this year’s important holiday selling season.”

The Company’s gross profit margin, as a percentage of revenues, was 20.2% for the second quarter of this year, compared to 20.5% for the second quarter of last year. The year-over-year decrease in gross profit margin percentage was primarily due to a higher proportion of revenues from promotional products, which earn a lower gross margin as a percentage of revenues than the Company’s overall gross margin percent. Selling, general and administrative expenses for the second quarter of this year were $47.6 million or 16.1% of revenues, compared to $43.5 million or 16.1% of revenues for the same quarter of last year.

The Company’s income tax rate for the second quarter of fiscal 2005 was 34.5%, compared to 29.2% for the second quarter of last year. The lower income tax rate last year was attributable to recording a tax benefit during the second quarter last year that resulted from certain operating losses that the Company incurred during its first quarter last year.

During the second quarter of this fiscal year, the Company repurchased 1,085,000 shares of its common stock at an average price of $21.07 per share. This brings the total number of shares repurchased under the Company’s 20% share repurchase authorization to 4.3 million, or 84% of the total authorization. As of October 30, 2004, the Company had 22,212,193 shares outstanding.

Revenues for the first six months of this year were $527.4 million, compared to $475.2 million for the first six months of last year, an increase of 11%. Net income for the first six months of this year was $9.1 million or $.39 per diluted share compared to $11.2 million or $.45 per diluted share for the same period last year. Income from continuing operations for the first six months of fiscal 2005 was $9.6 million or $.41 per diluted share, compared to $8.6 million or $.35 per diluted share from continuing operations for the comparable period of last year.

As previously announced, the Company completed its sale of Anchor Bay Entertainment, a wholly-owned subsidiary, during its second quarter of last year. As a result, the current and prior years reflect the classification of Anchor Bay Entertainment’s financial results as discontinued operations. During the second quarter of this year, the Company recorded a $0.5 million increase ($.02 per diluted share) to certain royalty payable estimates made last year at the time of the sale.

Stephen Strome concluded, “While mass merchant retailers continue to increase their market share, the rate of sales growth within the music industry has slowed. As we enter the holiday season it is difficult to predict how consumers might respond to several new music releases by popular artists. Therefore, we are cautiously optimistic about sales for the second half of our fiscal year and do not expect to achieve the same growth rate achieved during our first six months. However, we are maintaining our fiscal 2005 earnings per share guidance from continuing operations of $1.52 to $1.58, versus $1.38 per diluted share from continuing operations last year.”

Call Notice

Handleman Company will host a conference call to discuss the second quarter of fiscal year 2005 financial and operating results on Wednesday, November 24, 2004 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, November 26, 2004 at midnight by calling 800-642-1687 (PIN Number 2180005).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

* * * * * * * * * *

Information in this press release contains forward-looking statements, which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements, including without limitation, conditions in the music industry, securing funding or generating sufficient cash required to build and grow new businesses, customer requirements, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce, dependency on technology, relationships with the Company’s lenders, pricing and competitive pressures, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Oct. 30, 2004	Nov. 1, 2003 (restated)	Oct. 30, 2004	Nov. 1, 2003 (restated)
Revenues	$295,340	$269,900	$527,399	$475,193
Costs and expenses:
Direct product costs	235,768	214,548	424,637	375,633
Selling, general and administrative expenses	47,648	43,504	90,449	86,346

Operating income	11,924	11,848	12,313	13,214
Investment income (expense), net	1,251	(219)	2,047	7

Income from continuing operations before income taxes	13,175	11,629	14,360	13,221
Income tax expense	4,539	3,390	4,799	4,591

Income from continuing operations	8,636	8,239	9,561	8,630
Income (loss) from discontinued operations, net of taxes	(483)	1,651	(483)	2,598

Net income	$8,153	$9,890	$9,078	$11,228

Basic net income per share:
- From continuing operations	$.38	$.33	$.41	$.35
- From discontinued operations	(.02)	.07	(.02)	.10

Total basic net income per share	$.36	$.40	$.39	$.45

Diluted net income per share
- From continuing operations	$.38	$.33	$.41	$.35
- From discontinued operations	(.02)	.07	(.02)	.10

Total diluted net income per share	$.36	$.40	$.39	$.45

Weighted average number of shares outstanding - basic	22,681	24,742	23,032	25,034

- diluted	22,704	24,831	23,071	25,108

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	October 30, 2004	November 1, 2003 (restated)
Assets
Cash and cash equivalents	$34,744	$27,177
Accounts receivable	236,875	214,496
Merchandise inventories	200,645	176,597
Other current assets	12,314	13,866
Assets held for sale	—	73,031

Total current assets	484,578	505,167
Property and equipment, net of depreciation and amortization	63,633	55,163
Other assets, net	25,718	27,195

Total assets	$573,929	$587,525

Liabilities
Accounts payable	$212,743	$227,826
Other current liabilities	31,949	30,449
Liabilities held for sale	—	13,141

Total current liabilities	244,692	271,416
Debt, non-current	25,000	—
Other liabilities	10,828	9,726
Shareholders’ equity	293,409	306,383

Total liabilities and shareholders’ equity	$573,929	$587,525

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Oct. 30, 2004	Nov. 1, 2003 (restated)	Oct. 30, 2004	Nov. 1, 2003 (restated)
Income from continuing operations	$8,636	$8,239	$9,561	$8,630
Investment (income) expense, net	(1,251)	219	(2,047)	(7)
Income tax expense	4,539	3,390	4,799	4,591
Depreciation expense	4,375	3,525	8,468	6,970

Adjusted EBITDA*	$16,299	$15,373	$20,781	$20,184

Additions to property and equipment	$6,072	$4,919	$10,733	$6,684

*	Adjusted EBITDA is computed as income from continuing operations, less net investment income, plus income tax expense, net investment expense, and depreciation expense.